Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS THIRD QUARTER 2023 RESULTS
Improved Profitability Despite Continued Difficult Market Conditions

2023 Third Quarter Overview:
•Generated net sales of ~$330 million and a GAAP net loss from continuing operations of $19.7 million
•Delivered strong sequential recovery in Adjusted EBITDA of $25.5 million following one-time Q2 adverse events
•Improved earnings from Turnaround Strategy, delivering highest EBITDA margin of last eight quarters
•Divested Ober-Schmitten site, eliminating future losses
•Lowered full-year EBITDA guidance by $10 million due to ongoing industry-wide market weakness, lower volumes and continued customer destocking

CHARLOTTE, North Carolina – November 2, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the third quarter of 2023 and provided an update on the Company's Turnaround Strategy to improve operational and financial performance despite challenging market conditions.

“Our performance improved in the third quarter as we moved past last quarter's one-time operational issues, further reflecting the team’s continued commitment to driving efficiencies across the business as part of our Turnaround Strategy,” said Thomas Fahnemann, President and CEO of Glatfelter. “We generated sequential EBITDA gains in our Composite Fibers segment through improved operations and the divestiture of the Ober-Schmitten business. Performance in the Airlaid segment also increased as we delivered sequential volume growth, stronger production and benefits from cost-out actions. In Spunlace, earnings were stable sequentially as volume weakness was fully offset by operational improvements and prudent cost control. These outcomes meaningfully contributed to us generating Adjusted EBITDA of $25.5 million during the quarter, with our enterprise EBITDA margin reaching the highest level of the past eight quarters.”

Mr. Fahnemann continued, “While I am pleased with the progress of the Turnaround Strategy and the resulting earnings improvement, we cannot ignore the intense pressure from current market conditions that is weighing on the overall industry and our business, especially in Europe. As a result, we are lowering our guidance for 2023 Adjusted EBITDA by $10 million.”

“Despite the ongoing market headwinds, I am confident we are implementing the appropriate strategic actions focused on the overall cost to serve our customers without compromising the value and quality of our products. We remain focused on further improving our productivity, investing in critical initiatives, including innovation, and effectively positioning the Company to capture volume growth when the markets begin to improve,” concluded Mr. Fahnemann.

Glatfelter Reports Third Quarter 2023 Results	page 2

	Three months ended September 30,
Dollars in thousands	2023	2022

Net sales	$329,921	$371,780
Net loss from continuing operations	(19,680)	(49,254)
Adjusted loss from continuing operations (1)	(10,372)	(4,306)
EPS from continuing operations	(0.43)	(1.10)
Adjusted EPS (1)	(0.23)	(0.10)
Adjusted EBITDA (1)	25,467	26,329

(1) Adjusted EBITDA, adjusted loss from continuing operations and adjusted EPS are non-GAAP financial measures. See “Reconciliation of GAAP Financial information to Non-GAAP Financial information” later in this earnings release for further information.

Portfolio Optimization – Sale of Ober-Schmitten, German Facility and Costa Rica fiber supply operation

As part of the Turnaround Strategy's detailed portfolio review and as previously announced, the Company completed the sale of Ober-Schmitten operations within the Composite Fibers segment to IS Holdings (a Turkish family-owned and operated investment holding company) and recorded a loss on the sale of $17.8 million. An operating loss of $2 million in the quarter, and $8 million for the year, from the Ober-Schmitten operations is recorded in the Composite Fibers results.

In addition, on October 2, 2023, the Company completed the sale of its fiber supply operation in Costa Rica to Southeastern Fibers Corporation for a loss on sale of $0.5 million. This operation incurred losses during the year of $0.2 million, also included in the Composite Fibers results. As previously stated, we will continuously review our operations to identify non-core facilities and distribution for rationalization to better position our portfolio for growth.

Third Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30,
	2023		2022
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(19,863)	$(0.43)	$(49,496)	$(1.11)
Exclude: Loss from discontinued operations, net of tax	183	—	242	0.01
Loss from continuing operations	(19,680)	(0.43)	(49,254)	(1.10)
Adjustments (pre-tax):
Goodwill and other asset impairment charges	—		42,541
Turnaround strategy costs (1)	372		—
Strategic initiatives (2)	488		2,199
Ober-Schmitten divestiture (3)	8,055		—
CEO transition costs (4)	(54)		1,489
Corporate headquarters relocation	—		120
Timberland sales and related costs	(688)		—
Total adjustments (pre-tax)	8,173		46,349
Income taxes (5)	928		(1,527)
Other tax adjustments (6)	207		126
Total after-tax adjustments	9,308	0.21	44,948	1.00
Adjusted loss from continuing operations	$(10,372)	$(0.23)	$(4,306)	$(0.10)

(1)Reflects employee separation costs of $0.4 million.
(2)For 2023, primarily reflects professional fees (tax and IT) of $0.4 million and other costs of $0.1 million. For 2022, primarily reflects professional services fees (including legal, audit, valuation specialists and consulting) of $1.6 million, employee separation and other costs of $0.6 million, all of which are directly related to acquisitions.

Glatfelter Reports Third Quarter 2023 Results	page 3
(3)Reflects loss on sale of $17.8 million partially offset by a benefit of $10.3 million related to the reversal of employee separation expenses recorded in Q2 2023 in anticipation of the closure of the facility, and legal fees of $0.5 million.
(4)For 2023, reflects a reduction in expected benefit costs of $0.1 million related to the former CEO's separation. For 2022, reflects cash severance and transition related costs of $4.6 million partially offset by a $3.1 million non-cash benefit related to the forfeiture of stock-based compensation awards.
(5)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(6)Tax effect of applying certain provisions of the CARES Act of 2020.
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended September 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	40,076	41,925	(1,849)	(4.4)%
Net sales	$147,014	$154,351	$(7,337)	(4.8)%
Operating income	11,196	16,553	(5,357)	(32.4)%
EBITDA	18,749	23,953	(5,204)	(21.7)%
EBITDA %	12.8%	15.5%

Airlaid Materials’ third quarter net sales decreased $7.3 million in the year-over-year comparison mainly driven by lower selling prices from cost pass-through arrangements and lower energy surcharges in Europe as both raw materials and energy input costs declined compared to last year. Shipments were 4.4% lower mainly in feminine hygiene and table top categories driven by residual inventory destocking, European market weakness and potential competition from alternate substrates to manage input costs. Currency translation was favorable by $4.8 million.

Airlaid Materials’ third quarter EBITDA of $18.7 million was $5.2 million lower when compared to the third quarter of 2022. Selling price decreases for pass-through contracts, lower energy surcharges, and select spot price reductions of $4.9 million were only partially offset by lower raw material and energy costs of $2.7 million. Shipments were lower primarily in the feminine hygiene and table top categories lowering results by $2.0 million. Operations were unfavorable by $1.8 million mainly due to lower production and higher operational spending. Currency and related hedging positively impacted earnings by $0.7 million.

Composite Fibers

	Three months ended September 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	22,188	24,958	(2,770)	(11.1)%
Net sales	$109,715	$128,269	$(18,554)	(14.5)%
Operating income	7,268	6,636	632	9.5%
EBITDA	11,166	10,597	569	5.4%
EBITDA %	10.2%	8.3%

Composite Fibers’ revenue was $18.6 million lower in the third quarter of 2023, compared to the year-ago quarter due to lower selling prices of $2.1 million, the sale of Ober-Schmitten mid-quarter this year, and overall shipments down 11.1%. Currency translation was favorable by $6.3 million.

Composite Fibers had EBITDA for the third quarter of $11.2 million compared with $10.6 million EBITDA in the third quarter of 2022. The significant negative price-cost gap experienced last year turned positive in this quarter as the decrease in input prices paid for raw materials, energy, freight, and packaging were more favorable than selling price declines, resulting in earnings improvement of $4.7 million. Lower shipments combined with unfavorable mix from declines in food and beverage and composite laminates negatively impacted income by $2.6 million. Operations were favorable by $0.5 million mainly driven by benefits from the Turnaround Strategy, partially offset by lower production. Ober-Schmitten site negatively impacted year-over-year results by $1.7 million. The impact of currency and related hedging negatively impacted earnings by $0.3 million.

Glatfelter Reports Third Quarter 2023 Results	page 4
Spunlace

	Three months ended September 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	14,436	17,674	(3,238)	(18.3)%
Net sales	$73,791	$89,160	$(15,369)	(17.2)%
Operating loss	(1,053)	(4,671)	3,618	77.5%
EBITDA	2,236	(1,717)	3,953	230.2%
EBITDA %	3.0%	(1.9)%

Spunlace revenue was $15.4 million lower in the third quarter of 2023, compared to the year-ago quarter mainly driven by lower shipments of 18.3% and lower selling prices of $0.6 million, which were partially offset by favorable currency translation of $1.3 million.

Spunlace EBITDA was higher by $4.0 million compared to the same period last year. Lower selling prices and energy surcharges were unfavorable by $0.6 million but were more than fully offset by lower raw material and energy costs of $4.7 million, reversing the earnings impact from the negative price-cost gap experienced throughout 2022. Volume was unfavorable by $1.6 million driven by lower shipments in most categories. Operations were favorable by $1.0 million from headcount actions taken in 2022, which resulted in lower overall spending and other cost improvements as a result of the turnaround strategy. Currency positively impacted earnings by $0.4 million.
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $14.8 million in the third quarter of 2023 compared with $52.6 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2023 increased $0.4 million compared to the third quarter of 2022.

In the third quarter of 2023, our U.S. GAAP pre-tax loss from continuing operations totaled $16.4 million and we recorded an income tax expense of $3.3 million, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2022 were a pre-tax loss of $44.3 million and an income tax provision of $4.9 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $52.7 million and $110.7 million as of September 30, 2023 and December 31, 2022, respectively. Total debt was $855.3 million and $845.1 million as of September 30, 2023 and December 31, 2022, respectively. Net debt was $802.6 million as of September 30, 2023 compared with $734.4 million at the end of 2022. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.1 times at September 30, 2023.

Capital expenditures during the nine months ended September 30, 2023 and 2022 totaled $25.2 million and $30.1 million, respectively. Operating cash flow for the nine months ended September 30, 2023 and 2022 was a use of $42.0 million and $64.4 million, respectively. Adjusted free cash flow for the nine months ended September 30, 2023 was a use of $50.9 million compared with a use of $88.1 million for the same period in 2022. The negative adjusted free cash flow is primarily driven by negative working capital use, which improved during the first nine months of 2023 as compared to the same period in 2022. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Third Quarter 2023 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its third quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q3 2023 Glatfelter Earnings Conference Call
When:	Thursday, November 2, 2023, 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2551
(800) 239-9838
Conference ID:	8249255
Webcast registry:	Q3 2023 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Third Quarter 2023 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2023	2022	2023	2022

Net sales	$329,921	$371,780	$1,065,134	$1,117,423
Costs of products sold	285,434	334,396	966,300	1,010,977
Gross profit	44,487	37,384	98,834	106,446
Selling, general and administrative expenses	24,714	28,890	84,098	90,456
Goodwill and other asset impairment charges	—	42,541	—	159,890
Loss on sale of Ober-Schmitten	17,805	—	17,805	—
Loss (gains) on dispositions of plant, equipment and timberlands, net	(685)	20	(1,350)	(2,868)
Operating income (loss)	2,653	(34,067)	(1,719)	(141,032)
Non-operating income (expense)
Interest expense	(17,386)	(8,139)	(47,241)	(23,673)
Interest income	329	92	1,159	147
Other, net	(1,948)	(2,220)	(8,271)	(4,015)
Total non-operating expense	(19,005)	(10,267)	(54,353)	(27,541)
Loss from continuing operations before income taxes	(16,352)	(44,334)	(56,072)	(168,573)
Income tax provision (benefit)	3,328	4,920	13,421	(8,569)
Loss from continuing operations	(19,680)	(49,254)	(69,493)	(160,004)

Discontinued operations:
Income (loss) before income taxes	(183)	(242)	(894)	129
Income tax provision	—	—	—	—
Income (loss) from discontinued operations	(183)	(242)	(894)	129
Net loss	$(19,863)	$(49,496)	$(70,387)	$(159,875)

Basic earnings per share
Loss from continuing operations	$(0.43)	$(1.10)	$(1.54)	$(3.57)
Loss from discontinued operations	—	(0.01)	(0.02)	—
Basic loss per share	$(0.43)	$(1.11)	$(1.56)	$(3.57)

Diluted earnings per share
Loss from continuing operations	$(0.43)	$(1.10)	$(1.54)	$(3.57)
Loss from discontinued operations	—	(0.01)	(0.02)	—
Diluted loss per share	$(0.43)	$(1.11)	$(1.56)	$(3.57)

Weighted average shares outstanding
Basic	45,099	44,877	45,033	44,809
Diluted	45,099	44,877	45,033	44,809

Glatfelter Reports Third Quarter 2023 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share	2023	2022	2023	2022

Net Sales
Airlaid Material	$147,014	$154,351	$458,966	$447,523
Composite Fibers	109,715	128,269	368,031	387,436
Spunlace	73,791	89,160	239,934	282,464
Inter-segment sales elimination	(599)	—	(1,797)	—
Total	$329,921	$371,780	$1,065,134	$1,117,423

Operating income (loss)
Airlaid Material	$11,196	$16,553	$34,836	$40,718
Composite Fibers	7,268	6,636	14,293	12,080
Spunlace	(1,053)	(4,671)	(4,390)	(8,051)
Other and unallocated	(14,758)	(52,585)	(46,458)	(185,779)
Total	$2,653	$(34,067)	$(1,719)	$(141,032)

Depreciation and amortization
Airlaid Material	$7,553	$7,400	$22,876	$22,571
Composite Fibers	3,898	3,961	11,760	15,276
Spunlace	3,289	2,954	9,857	8,813
Other and unallocated	953	1,231	2,901	3,822
Total	$15,693	$15,546	$47,394	$50,482

Capital expenditures
Airlaid Material	$2,625	$1,925	$7,039	$7,457
Composite Fibers	2,579	2,462	8,352	12,720
Spunlace	2,271	1,341	7,481	5,227
Other and unallocated	296	1,659	2,357	4,680
Total	$7,771	$7,387	$25,229	$30,084

Tons shipped (metric)
Airlaid Material	40,076	41,925	119,149	125,658
Composite Fibers	22,188	24,958	71,972	77,415
Spunlace	14,436	17,674	46,047	57,768
Inter-segment sales elimination	(328)	—	(925)	—
Total	76,372	84,557	236,243	260,841

Glatfelter Reports Third Quarter 2023 Results	page 8
Selected Financial Information
(unaudited)

	Nine months ended September 30,
In thousands	2023	2022

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(41,955)	$(64,353)
Investing activities	(28,694)	(25,502)
Financing activities	10,987	52,084

Depreciation, depletion and amortization	47,394	50,482
Capital expenditures	(25,229)	(30,084)

	September 30, 2023	December 31, 2022
Balance Sheet Data
Cash and cash equivalents	$52,741	$110,660
Total assets	1,532,912	1,647,353
Total debt	855,345	845,109
Shareholders’ equity	253,698	318,004

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings and Adjusted EBITDA, both non-GAAP measures. The Company uses non-GAAP adjusted earnings and Adjusted EBITDA to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the Company’s core operations. Management and the Company’s Board of Directors use non-GAAP adjusted earnings and Adjusted EBITDA to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings and Adjusted EBITDA, the following items are excluded:
•Goodwill and other asset impairment charges. This adjustment represents non-cash charges recorded to reduce the carrying amount of certain long-lived assets of our Dresden, Germany facility and goodwill of our Composite Fibers and Spunlace reporting segments.
•Turnaround Strategy costs. This adjustment reflects costs incurred in connection with the Company's Turnaround Strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.
•Ober-Schmitten divestiture costs. This adjustment reflects the loss on sale of the Ober-Schmitten, Germany operations and professional and other costs directly associated with the sale, and previously anticipated closure, of the facility.

Glatfelter Reports Third Quarter 2023 Results	page 9
•CEO transition costs. This adjustment reflects a costs associated with the separation of our former CEO, including a non-cash pension settlement charge related to a lump-sum distribution made in Q1 2023 under the terms of his non-qualified pension plan agreement.
•Corporate headquarters relocation. This adjustment reflects costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Act and the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and professional services fees directly associated with claiming this benefit.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings and Adjusted EBITDA do not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings and Adjusted EBITDA provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Adjusted EBITDA % is the calculation of Adjusted EBITDA divided by net sales.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including income tax expense, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.

Calculation of Adjusted Free Cash Flow In thousands	Nine months ended September 30,
	2023	2022

Cash from operations	$(41,955)	$(64,353)
Capital expenditures	(25,229)	(30,084)
Free cash flow	(67,184)	(94,437)
Adjustments:
Turnaround strategy costs	12,773	—
Strategic initiatives	1,420	1,204
Ober-Schmitten divestiture	570	—
Cost optimization actions	179	1,134
Restructuring charge - metallized operations	39	—
CEO transition costs	8,198	317
Corporate headquarters relocation	—	(311)
Fox River environmental matter	525	1,440
COVID-19 ERC recovery	(6,586)	—
Tax payments (refunds) on adjustments to adjusted earnings	(861)	2,599
Adjusted free cash flow	$(50,927)	$(88,054)

Glatfelter Reports Third Quarter 2023 Results	page 10

Net Debt In thousands	September 30, 2023	December 31, 2022

Short-term debt	$5,555	$11,422
Current portion of long-term debt	1,926	40,435
Long-term debt, net of current portion	847,864	793,252
Total	855,345	845,109
Less: Cash	(52,741)	(110,660)
Net Debt	$802,604	$734,449

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
In thousands	2023	2022	2023	2022

Net loss	$(19,863)	$(49,496)	$(70,387)	$(159,875)
Exclude: Loss from discontinued operations, net of tax	183	242	894	(129)
Add back: Taxes on continuing operations	3,328	4,920	13,421	(8,569)
Depreciation and amortization	15,693	15,546	47,394	50,482
Interest expense, net	17,057	8,047	46,082	23,526
EBITDA	16,398	(20,741)	37,404	(94,565)
Adjustments:
Goodwill and other asset impairment charges	—	42,541	—	159,890
Turnaround strategy costs	370	—	7,566	—
Russia/Ukraine conflict charges	—	—	—	3,948
Strategic initiatives	488	2,199	2,158	4,687
Ober-Schmitten divestiture	8,055	—	18,797	—
Debt refinancing	—	—	59	—
CEO transition costs	(54)	4,592	579	4,592
Corporate headquarters relocation	—	120	—	343
Share-based compensation	898	(2,382)	2,205	37
Cost optimization actions	—	—	—	589
COVID-19 ERC recovery	—	—	41	—
Timberland sales and related costs	(688)	—	(1,305)	(2,962)
Adjusted EBITDA	$25,467	$26,329	$67,504	$76,559

Glatfelter Reports Third Quarter 2023 Results	page 11

Reconciliation of Operating Profit to EBITDA by Segment(1)	Three months ended September 30,
In thousands	2023	2022

Airlaid Materials
Operating profit	$11,196	$16,553
Add back: Depreciation & amortization	7,553	7,400
EBITDA	$18,749	$23,953

Composite Fibers
Operating profit	$7,268	$6,636
Add back: Depreciation & amortization	3,898	3,961
EBITDA	$11,166	$10,597

Spunlace
Operating profit	$(1,053)	$(4,671)
Add back: Depreciation & amortization	3,289	2,954
EBITDA	$2,236	$(1,717)
(1) For our segment results, segment EBITDA is reconciled to segment operating profit, which is the most comprehensive financial measure for our segments.

Adjusted Corporate Unallocated Expenses	Three months ended September 30,
In thousands	2023	2022

Other and unallocated operating loss	$(14,758)	$(52,585)
Adjustments:
Goodwill and other asset impairment charges	—	42,541
Turnaround strategy costs	372	—
Strategic initiatives	488	2,199
Ober-Schmitten divestiture	8,055	—
CEO transition costs	(54)	1,489
Corporate headquarters relocation	—	120
Timberland sales and related costs	(688)	—
Adjusted corporate unallocated expenses	$(6,585)	$(6,236)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Glatfelter Reports Third Quarter 2023 Results	page 12
About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 net sales were $1.5 billion. As of September 30, 2023, we employed approximately 2,980 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.